Exhibit 99.4

EXECUTION VERSION

COOPERATION AGREEMENT

This Agreement (this “Agreement”) is made and entered into as of January 30, 2020 by and among Verso Corporation (the “Company”) and the entities and natural persons set forth in the signature pages hereto (each an “Investor” and collectively, the “Investors”) (each of the Company and the Investors, a “Party” to this Agreement, and collectively, the “Parties”).

RECITALS

WHEREAS, as of the date hereof, the Investors are deemed to beneficially own, in the aggregate, shares of Class A Common Stock of the Company (the “Common Stock”) totaling 3,273,123 shares, or approximately 9.43%, of the Common Stock issued and outstanding on the date hereof;

WHEREAS, the Investors have nominated certain individuals for election as directors at the Company’s 2019 annual meeting of the stockholders scheduled to be held on January 31, 2020 (the “2019 Annual Meeting”);

WHEREAS, on September 23, 2019 Lapetus Capital II LLC (“Lapetus”) delivered a demand to the Company, pursuant to Section 220 of the General Corporation Law of the State of Delaware, requesting access to certain stock list materials of the Company (the “Stocklist Demand”);

WHEREAS, on December 6, 2019, Lapetus delivered a demand to the Company, pursuant to Section 220 of the General Corporation Law of the State of Delaware, requesting access to certain books and records of the Company (the “Books and Records Demand”); and

WHEREAS, as of the date hereof, the Company and the Investors have determined to come to an agreement with respect to the composition of the Board of Directors of the Company (the “Board”) as of the date hereof and in connection with the 2019 Annual Meeting and certain other matters, as provided in this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Board Composition and Related Matters.

(a)                                 Company Withdrawing Nominees.  The Company hereby irrevocably withdraws the nominations of Ms. Cholmondeley and Messrs. Shuster and Scheiwe for election to the Board at the 2019 Annual Meeting.

(b)                                 Investor Withdrawing Nominee. The Investors hereby irrevocably withdraw the nomination of Mr. Lowe for election to the Board at the 2019 Annual Meeting..

(c)                                  Additional Appointee. The Board shall nominate, authorize and approve (and the Company shall effectuate) the appointment of Marvin Cooper to the Board on January 31, 2020 immediately after the 2019 Annual Meeting to fill a vacancy on the Board with a term expiring on the later of (1) the election of directors at the annual meeting of stockholders following the 2019 Annual Meeting (the “2020 Annual Meeting”) and (2) the date that his successors are duly elected and qualified.

(d)                                 2019 Annual Meeting.  The Company shall cause the 2019 Annual Meeting to occur on January 31, 2020, and shall not cause the 2019 Annual Meeting to be postponed or adjourned with respect to the election of directors other than in compliance with the joint stipulation to dismiss with prejudice Lapetus Capital II LLC v. Verso Corp., C.A. No. 2019-1040-KSJM (the “Atlas Lawsuit”) under 8 Del. C. § 211 as filed in the form attached hereto as Exhibit A (the “Joint Stipulation of Dismissal”) in accordance with this Agreement and issued by the Court of Chancery of the State of Delaware.  Each Investor agrees that, it will appear in person or by proxy at the 2019 Annual Meeting (including any adjournment thereof) and take all necessary steps and actions, individually and collectively, to instruct and cause their nominees, brokers, agents, representatives or proxies to vote all shares of Common Stock beneficially owned by such Investor “FOR” the 2020 Directors (as defined below) to the extent the 2020 Directors are set forth on the Investors’ BLUE proxy card.

(e)                                  Board Composition.  As a result of the foregoing paragraphs (a) — (d), following the appointment of Mr. Cooper, the Board will consist of the following seven individuals: Jeffrey Kirt, Sean Erwin, Marvin Cooper (the “Investor Directors”); Randy Nebel, Dr. Robert Beckler, Nancy Taylor (the “Company Directors”); and Adam St. John (the “Executive Director” and together with the Investors Directors and Company Directors, the “2020 Directors”).  If for any reason the 2020 directors do not make up the entire Board as of the close of business on January 31, 2020, then as promptly as practicable after (but no later than the day immediately following) the certification by the independent inspector of elections in connection with the 2019 Annual Meeting, the Company, the Board and if necessary, the Investors, shall take all other action necessary for the Board to consist of the 2020 Directors until the later of (1) the election of directors at the 2020 Annual Meeting and (2) the date that their successors are duly elected and qualified.

(f)                                   Committees.  The following committees are the only standing committees of the Board: Compensation Committee, Audit Committee and Corporate Governance and Nominating Committee (the “Standing Committees”).

(i)                                     Immediately following the 2019 Annual Meeting, upon recommendation of the Corporate Governance and Nominating Committee composed of the individuals below,  the Board and all applicable committees of the Board shall take all necessary actions to appoint the members of and the committee chairs to the Standing Committees.

(ii)                                  Immediately following the actions contemplated by Section 1(e) above, the Board and all applicable committees of the Board shall take all necessary actions to appoint Nancy Taylor, Jeffrey Kirt, Marvin Cooper, and Randy Nebel to the Corporate Governance and Nominating Committee and to appoint Jeffrey Kirt as its chairman.

(g)                                  Chairman.  Immediately following the 2019 Annual Meeting, the Board shall take all necessary actions to appoint Sean T. Erwin as the Chairman of the Board until the election of directors at the 2020 Annual Meeting.

(h)                                 Investor Demands.  Lapetus irrevocably withdraws the Stocklist Demand and the Books and Records Demand.

(i)                                     Proxy Action.  The Company, the Board, and Lapetus shall promptly, but no later than the close of business on the business day following the certification of the election of directors at the 2019 Annual Meeting, file the Joint Stipulation of Dismissal and take all further action necessary to effect the dismissal of the Atlas Lawsuit.

(j)                                    Replacement Investor Director.  During the term of this Agreement, the Company shall not take any action to remove, or cause to be removed, any Investor Director other than for cause (as such term has been interpreted under the laws of Delaware for purposes of Section 141(k) of the General Corporation Law of the State of Delaware).  In the event any of the Investor Directors is unable or unwilling to serve as a director and ceases to be a director, resigns as a director, is removed as a director or for any reason fails to serve or is not serving as a director for any reason prior to the 2020 Annual Meeting, the Company agrees that Lapetus (in consultation with Blue Wolf) shall have the right to select a replacement candidate who is reasonably acceptable (as determined by the Company Directors) to the Company and determined to be “independent” under SEC and New York Stock Exchange rules,  after the Company has conducted its ordinary course interview process for directors of the Company.  The Company shall appoint such replacement candidate (the “Replacement Director”) to replace the departing Investor Director, with such Replacement Director to be appointed to the Board and on each committee of the Board on which the departing Investor Director served, if any, in substitution for such Investor Director to serve the unexpired term of the departed Investor Director and the Replacement Director shall be considered an Investor Director for all purposes of this Agreement.  If the proposed Investor Director is not reasonably acceptable to the Company, Lapetus (in consultation with Blue Wolf) shall have the right to submit another proposed Replacement Director to the Company for its reasonable approval.  Lapetus shall have the right to continue submitting the name of a proposed Replacement Directors to the Company for its reasonable approval until the Company so approves such Replacement Director, at which time such Person shall be appointed as the Replacement Director in substitution for such Investor Director.  The Company agrees that upon Lapetus’s request to approve a proposed Replacement Director, it shall grant or withhold its reasonable approval as promptly as practicable (but in no event later than within five (5) business days), subject to the Board promptly conducting its ordinary course background check and interview process for directors of the Company.

(k)                                 Sale Transaction.     Each Investor further agrees that, it will appear in person or by proxy at the 2019 Annual Meeting (including any adjournment or postponement thereof) and take all necessary steps and actions, individually and collectively, to instruct and cause their nominees, brokers, agents, representatives or proxies to vote all shares of Common Stock beneficially owned by such Investor at such meeting in accordance with the Board’s recommendation on the Company’s proposal to approve the transactions (the “Sale Transaction”) contemplated by that certain Membership Interest Purchase Agreement, dated November 11, 2019, by and among the Company, Verso Paper Holding LLC and Pixelle Specialty Solutions LLC (“2019 Annual Meeting

Proposal 2”). Each Investor shall take such further action or execute such other instruments as may be necessary to effectuate the intent of this paragraph (k).  Each Investor further agrees it will not take any action that would reasonably be expected to interfere with, delay, impede or postpone the approval or closing of the Sale Transaction.

(l)                                     No Other Compensation.  Except as set forth in the respective Nomination Agreement between such Investor Director and Atlas Holdings LLC, no Investor has, directly or indirectly, compensated or agreed to compensate, and will not, directly or indirectly, compensate or agree to compensate an Investor Director for his or her respective service as a nominee or director of the Company with any cash, securities (including any rights or options convertible into or exercisable for or exchangeable into securities or any profit sharing agreement or arrangement), or other form of compensation directly or indirectly related to the Company or its Affiliates or its securities.  As used in this Agreement, the terms “Affiliate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the Securities and Exchange Commission under the Exchange Act of 1934, as amended, and shall include all persons or entities that at any time during the term of this Agreement become Affiliates of any person or entity referred to in this Agreement.

(m)                             Indemnification.  The Company agrees that the Investor Directors shall be entitled to the same director benefits as other members of the Board, including (i) compensation for such director’s service as a director and reimbursement for such director’s expenses on the same basis as all other non-employee directors of the Company; (ii) equity-based compensation grants and other benefits, if any, on the same basis as all other non-employee directors of the Company; and (iii) the same rights of indemnification and directors’ and officers’ insurance coverage as the other non-employee directors of the Company as such rights may exist from time to time.  The Company hereby acknowledges that the Investor Directors may have certain rights to other indemnification, advancement of expenses and/or insurance from sources outside of the Company and its insurers (collectively, the “Other Indemnitors”).  The Company hereby agrees (A) that, solely with respect to actions of an Investor Director in his or her capacity as a member of the Board (or in such other capacity pursuant to which such Investor Director is entitled to indemnification under the Company’s Amended and Restated Certificate of Incorporation, Amended and Restated Bylaws or any other written agreement between the Company and an Indemnitee (collectively, and as each may be amended or supplemented from time to time, the “Indemnification Agreements”)), it is the indemnitor of first resort (i.e., its obligations to the Investor Directors (the “Indemnitees” and each, an “Indemnitee”) are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (B) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including attorneys’ fees, judgments, fines, penalties and amounts paid in settlement), in each instance, solely to the extent (1) legally permitted, and (2) required by the terms of the Indemnification Agreements, and (C) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof.  The Company further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Company shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Company.  The Company and each Indemnitee agree that the Other Indemnitors are express third party beneficiaries of the terms of this Section 1(n).

2.                                      Representations and Warranties of the Company.

The Company represents and warrants to the Investors that (a) the Company has the corporate power and authority to execute this Agreement and to bind it thereto, (b) this Agreement has been duly and validly authorized, executed and delivered by the Company, and assuming due execution by each counterparty hereto, constitutes a valid and binding obligation and agreement of the Company, and is enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles and (c) the execution, delivery and performance of this Agreement by the Company does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to the Company, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document or material agreement to which the Company is a party or by which it is bound.

3.                                      Representations and Warranties of the Investors.

Each Investor represents and warrants to the Company severally and not jointly that (a)  the authorized signatory of such Investor set forth on the signature page hereto has the power and authority to execute this Agreement and any other documents or agreements to be entered into in connection with this Agreement and to bind such Investor thereto, (b) this Agreement has been duly authorized, executed and delivered by such Investor, and assuming due execution by each counterparty hereto, is a valid and binding obligation of such Investor, enforceable against such Investor in accordance with its terms except as enforcement thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or similar laws generally affecting the rights of creditors and subject to general equity principles, (c) the execution of this Agreement, the consummation of any of the transactions contemplated hereby, and the fulfillment of the terms hereof, in each case in accordance with the terms hereof, will not conflict with, or result in a breach or violation of the organizational documents of such Investor as currently in effect, and (d) the execution, delivery and performance of this Agreement by such Investor does not and will not (i) violate or conflict with any law, rule, regulation, order, judgment or decree applicable to such Investor, or (ii) result in any breach or violation of or constitute a default (or an event which with notice or lapse of time or both would constitute such a breach, violation or default) under or pursuant to, or result in the loss of a material benefit under, or give any right of termination, amendment, acceleration or cancellation of, any organizational document, agreement, contract, commitment, understanding or arrangement to which such Investor is a party or by which it is bound.

4.                                      Press Release; Filings.

Promptly following the execution of this Agreement, the Company and the Investors shall jointly issue a mutually agreeable press release in the form attached hereto as Exhibit B (the “Press Release”) announcing certain terms of this Agreement. In connection with the execution of this Agreement, and subject to the terms of this Agreement, no Party (including the Board) shall (and each Party shall cause its Affiliates not to) make any filing or issue any other press release or public statement regarding this Agreement or the matters contemplated hereby, other than (a) a Form 8-K and proxy statement materials for the 2019 Annual Meeting to be filed by the Company and the Investors and the Investor’s Schedule 13D relating to the Company related to this Agreement to be filed by the Investors, (b) the Company’s ordinary course communications with Company constituencies, including employees, customers, suppliers, investors and stockholders, and SEC filing disclosures consistent with the Press Release, Form 8-K and Schedule 13D, (c) as required by law or the rules and regulations of any stock exchange or governmental entity, (d) with the prior written consent of Lapetus (with respect to filings, statements or announcements by the Company or its Affiliates) and the Company (with respect to filings, statements or announcements by any Investor or its Affiliates), and (e) otherwise in accordance with this Agreement. The Company, with respect to its Form 8-K and proxy statement materials, and the Investors, with respect to any filing or amendment to a Schedule 13D and proxy statement materials related to this Agreement and the 2019 Annual Meeting, will provide the other Party, prior to each such filing, a reasonable opportunity to review and comment on such documents, and each such Party will consider any comments from the other Party in good faith.  Except as required by applicable law or regulation, each Party hereto acknowledges and agrees that it will not, and will take all necessary actions to cause its Affiliates to not, issue any release, make any filing or otherwise make any public statement or announcement, in each instance, that is inconsistent with the Press Release.

5.                                      Specific Performance.

Each of the Investors, on the one hand, and the Company, on the other hand, acknowledges and agrees that irreparable injury to the other Party or Parties, as the case may be, would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached and that such injury would not be adequately compensable by the remedies available at law (including the payment of money damages).  It is accordingly agreed that the Investors, on the one hand, and the Company, on the other hand (the “Moving Party”), shall each be entitled to specific enforcement of, and injunctive relief to prevent any violation of, the terms hereof, in each case without the posting of any bond or other undertaking, and the other Party or Parties, as the case may be, hereto will not take action, directly or indirectly, in opposition to the Moving Party seeking such relief on the grounds that any other remedy or relief is available at law or in equity.  This Section 5 is not the exclusive remedy for any violation of this Agreement.

6.                                      Severability.

If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  It is hereby stipulated and declared to be the intention of the Parties that the Parties would have executed the remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.  In addition, the Parties agree to use their best efforts to agree upon and substitute a valid and enforceable term, provision, covenant or restriction for any of such that is held invalid, void or enforceable by a court of competent jurisdiction.

7.                                      Notices.

Any notices, consents, determinations, waivers or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered: (a) upon receipt, when delivered personally; (b) upon receipt, when sent by facsimile (provided confirmation of transmission is mechanically or electronically generated and kept on file by the sending Party); (c) when sent by email (with a confirming copy sent overnight with a nationally recognized overnight delivery service); or (d) one (1) business day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the Party to receive the same.  The addresses and facsimile numbers for such communications shall be:

If to the Company:

Verso Corporation

8540 Gander Creek Drive

Miamisburg, Ohio 45342

Attention:                           Corporate Secretary

E-mail:                                          St.John.Daugherty@Versoco.com

with a copy (for informational purposes only) to both:

Akin Gump Strauss Hauer & Feld LLP

One Bryant Park

Bank of America Tower

New York, NY 10036-674

Attention:                           Kerry Berchem, Esq.

Alice Hsu, Esq.

Facsimile:                           (212) 872-1002

E-mail:                                          kberchem@akingump.com

ahsu@akingump.com

If to the Investors:

c/o Atlas Holdings LLC

100 Northfield St.

Greenwich, CT 06830

Attention:                           Andrew Bursky; Timothy Fazio

Email:                                              abursky@atlasholdingsllc.com; tfazio@atlasholdings.com

and

c/o Blue Wolf Capital Partners LLC

One Liberty Plaza, 52nd Floor

165 Broadway

New York, New York 10006

Attention:                           Adam Blumenthal

Email:                                              adam@bluewolfcapital.com

with a copy (which shall not constitute notice) to both:

Willkie Farr & Gallagher LLP

787 Seventh Avenue

New York, NY 10019

Attention:                           Steven A. Seidman, Mark A. Cognetti and Laura H. Acker

Facsimile:                           (212) 728-8111

E-mail:                                          sseidman@willkie.com; mcognetti@willkie.com; lacker@willkie.com

and

Greenberg Traurig, LLP

MetLife Building

200 Park Avenue

New York, NY 10166

Attention:                           Peter H. Lieberman; Dmitriy A. Tartakovskiy

Facsimile:                           (212) 801-6400

Email:                                              liebermanp@gtlaw.com; tartakovskiyd@gtlaw.com

8.                                      Applicable Law.

This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware without reference to the conflict of laws principles thereof that would result in the application of the law of another jurisdiction.  Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by the other Party hereto or its successors or assigns, shall be brought and determined exclusively in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court within the State of Delaware).  Each of the Parties hereto hereby irrevocably submits with regard to any such action or proceeding for itself and in respect of its property, generally and unconditionally, to the personal jurisdiction of the aforesaid courts and agrees that it will not bring any action relating to this Agreement in any court other than the aforesaid courts.  Each of the Parties hereto hereby irrevocably waives, and agrees not to assert in any action or proceeding with respect to this Agreement, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason, (b) any claim that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) to the fullest extent permitted by applicable legal requirements, any claim that (i) the suit, action or proceeding in such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party hereto agrees that notice to such Party provided in accordance with Section 7 hereof shall constitute effective service of process in any such action or proceeding. EACH OF THE PARTIES HERETO WAIVES THE RIGHT TO TRIAL BY JURY.

9.                                      Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to the other Party (including by means of electronic delivery or facsimile).

10.                               Expenses.

The Company promptly (but no later than three (3) business days after the date of this Agreement shall reimburse the Investors $700,000 in connection with, or related to, the Investors’ interactions with the Company, the negotiation and execution of this Agreement, identification of the Investor Directors and actions in connection with the 2019 Annual Meeting.

11.                               Mutual Non-Disparagement.

During the term of this Agreement, the Company and the Investors shall each refrain from making, and shall cause their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees not to make or cause to be made any statement or announcement, including in any document or report filed with or furnished to the SEC or through the press, media, analysts or other Persons, that constitutes an ad hominem attack on, or otherwise disparages, defames, slanders, impugns or is reasonably likely to damage the reputation of, (a) in the case of statements or announcements by any of the Investors and their related Persons, the current, former or future officers, current or former director nominees, directors or employees of the Company or any of its Affiliates or, prior to the deadline for stockholders to present director nominations to be considered at the 2020 Annual Meeting, the Company or any of its Affiliates, and (b) in the case of statements or announcements by the Company and its related Persons, the Investors or any of the Investors’ advisors, their respective current, former or future officers, directors, employees, members or general partners. The foregoing shall not (i) restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information (provided that such request is not targeted at this Agreement or the other party hereto) from any governmental authority with competent jurisdiction over the party from whom information is sought, (ii) apply to any private communications between the Investors, their respective Affiliates and its and their respective principals, directors, members, general partners, officers and employees, on the one hand, and the directors of the Company, on the other hand, pursuant to Section 12 hereof to the extent that it would not be reasonably expected that such communication would require a public disclosure, (iii) restrict the ability of the Investors and their related Persons to make any statement in response to any criminal or civil investigation by any governmental authority related to the Company, its Affiliates, or any of its and their respective current, former or future officers, directors or employees; (iv) prevent the Parties or any of their respective Affiliates from (x) bringing litigation to enforce the provisions of this Agreement, (y) making counterclaims with respect to any proceeding initiated by, or on behalf of, a Party or its Affiliates against the other Party hereto or its Affiliates or (z) bringing bona fide commercial disputes that do not relate to the subject matter of this Agreement, (v) restrict the ability of any Person to comply with any subpoena or other legal process or respond to a request for information from any governmental authority with jurisdiction over the Party from whom information is sought or (vi) restrict the ability of the Investor Directors to discharge their fiduciary duties as directors of the Company or members of any committee of the Board.  For the avoidance of doubt, any materials publicly released by either Party prior to the date of this Agreement will not be deemed to be in breach of this provision. For the purposes of this Agreement, “Person” shall be interpreted broadly to include, among others, any individual, general or limited partnership, corporation, limited liability or unlimited liability company, joint venture, estate, trust, group, association or other entity of any kind or structure.

12.                               Confidentiality.

The Company hereby agrees that the Investor Directors shall be permitted to and may provide material non-public information, including but not limited to, discussions or matters considered in meetings of the Board or Board committees, to the Investors, subject to the terms of a confidentiality agreement set forth on Exhibit C attached hereto (the “Confidentiality Agreement”).

13.                               Securities Laws.

Each Investor acknowledges that it is aware, and will advise each of its representatives who are informed as to the matters that are the subject of this Agreement, that the United States securities laws may prohibit any person who directly or indirectly has received from an issuer material, non-public information from purchasing or selling securities of such issuer or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

14.                               Release.

(a)                                 (a)                                 As of the date hereof, the Investors, on behalf of itself, each of its Affiliates (which term as used in this Section 14 shall not include any portfolio company of an Investor) and each of their respective predecessors, successors, personal representatives, advisors and assigns (each, an “Investor Releasing Party” and, collectively, the “Investor Releasing Parties”), hereby irrevocably releases and forever discharges the Company and the Company’s officers, directors, employees, predecessors, successors, assigns, advisors and subsidiaries (each, an “Investor Released Party” and, collectively, the “Investor Released Parties”), for and from any and all manners of actions, causes, causes of action, suits, liabilities, rights, costs, expenses (including, without limitation, attorneys’ fees and costs), claims and demands, of whatever kind or nature, in law or in equity, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any Investor Released Party by any Investor Releasing

Party by reason of or in connection with any matter, cause, thing, action or omission whatsoever, arising, occurring, relating to or in respect of any time up through and including the date of this Agreement, including without limitation arising out of or related to the Atlas Lawsuit (collectively, the “Investor Released Matters”); provided, however, that nothing in this paragraph will release any Investor Released Party from (i) any obligations under this Agreement or claims to enforce the terms of this Agreement, or (ii) claims that any Investor has no knowledge of as of the date of this Agreement. From and after the date hereof, each Investor, on behalf of itself and each of the Investor Releasing Parties, agrees to not, directly or indirectly (including, without limitation, in a derivative proceeding), assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any action of any kind against any of the Investor Released Parties based upon or with respect to any Investor Released Matter(s); provided, however, that the foregoing shall not prevent the Investor or any of their representatives from responding to oral questions, interrogatories, requests for information or documents, subpoenas civil investigative demands or similar processes (a “Legal Requirement”) in connection with any legal process or proceeding that has not been initiated by, or on behalf of, the Investor or any of its representatives; provided, further, that in the event that any of the Investors or any of their representatives receives such Legal Requirement, the Investors shall give prompt written notice of such Legal Requirement to the Company.

(b)                                 As of the date hereof, the Company, on behalf of itself, each of its Affiliates and each of their respective predecessors, successors, personal representatives, advisors and assigns (each, a “Company Releasing Party” and, collectively, the “Company Releasing Parties”), hereby irrevocably releases and forever discharges the Investors and the Investor’s officers, directors, employees, managers, members, partners, predecessors, successors, assigns, advisors, current or former nominees, and subsidiaries (each, a “Company Released Party” and, collectively, the “Company Released Parties”), for and from any and all manners of actions, causes, causes of action, suits, liabilities, rights, costs, expenses (including, without limitation, attorneys’ fees and costs), claims and demands, of whatever kind or nature, in law or in equity, whichever have or may have existed, or which do exist, that may now or hereafter at any time be made or brought against any Company Released Party by any Company Releasing Party by reason of or in connection with any matter, cause, thing, action or omission whatsoever, arising, occurring, relating to or in respect of any time up through and including the date of this Agreement, including, without limitation arising out of or related to the Atlas Lawsuit  (collectively, the “Company Released Matters”); provided, however, that nothing in this paragraph will release any Company Released Party from (i) any obligations under this Agreement or claims to enforce the terms of this Agreement, or (ii) claims that the Company has no knowledge of as of the date of this Agreement. From and after the date hereof, the Company, on behalf of itself and each of the Company Releasing Parties, agrees to not, directly or indirectly (including, without limitation, in a derivative proceeding), assert any claim or demand or commence, institute or maintain, or cause to be commenced, instituted, or maintained, or knowingly facilitate or assist any other party in commencing, instituting or maintaining, any action of any kind against any of the Company Released Parties based upon or with respect to any Company Released Matter(s); provided, however, that the foregoing shall not prevent the Company or any of its representatives from responding to a Legal Requirement in connection with any legal process or proceeding that has not been initiated by, or on behalf of, the Company or any of its representatives; provided, further, that in the event that any of the Company or any of its representatives receives such Legal

Requirement, the Company shall give prompt written notice of such Legal Requirement to the Investors.

15.                               Entire Agreement; Amendment and Waiver; Successors and Assigns; Third Party Beneficiaries.

This Agreement contains the entire understanding of the Parties with respect to its subject matter.  There are no restrictions, agreements, promises, representations, warranties, covenants or undertakings between the Parties other than those expressly set forth herein.  No modifications of this Agreement can be made except in writing signed by an authorized representative of each the Company and the Investors.  No failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.  All remedies hereunder are cumulative and are not exclusive of any other remedies provided by law.  The terms and conditions of this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties hereto and their respective successors, heirs, executors, legal representatives, and permitted assigns.  No Party shall assign this Agreement or any rights or obligations hereunder without, with respect to the Investors, the prior written consent of the Company, and with respect to the Company, the prior written consent of the Investors.  Except as set forth in Section 1(m), this Agreement is solely for the benefit of the Parties and is not enforceable by any other persons or entities.

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IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized signatories of the Parties as of the date hereof.

VERSO CORPORATION

By:	/s/ Adam St. John
	Name:	Adam St. John
	Title:	Chief Executive Officer

LAPETUS CAPITAL II LLC

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Vice President

ATLAS CAPITAL RESOURCES II LP

By: Atlas Capital GP II LP, its general partner
By: Atlas Capital Resources GP II LLC, its general partner

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

ATLAS CAPITAL GP II LP

By: Atlas Capital Resources GP II LLC, its general partner

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

ATLAS CAPITAL RESOURCES GP II LLC

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

LAPETUS CAPITAL III LLC

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Vice President

ATLAS CAPITAL RESOURCES III LP

By: Atlas Capital GP III LP, its general partner
By: Atlas Capital Resources GP III LLC, its general partner

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

ATLAS CAPITAL GP III LP

By: Atlas Capital Resources GP III LLC, its general partner

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

ATLAS CAPITAL RESOURCES GP III LLC

By:	/s/ Timothy J. Fazio
Name: Timothy J. Fazio
Title: Managing Partner

BW COATED LLC

By: Blue Wolf Capital Fund IV, L.P., its sole member
By: Blue Wolf Capital Advisors IV, L.P., its general partner
By: Blue Wolf Capital Advisors IV, LLC, its general partner

By:	/s/ Adam Blumenthal
Name:	Adam Blumenthal
Title:	Managing Member

BLUE WOLF CAPITAL FUND IV, L.P.

By: Blue Wolf Capital Advisors IV, L.P., its general partner
By: Blue Wolf Capital Advisors IV, LLC, its general partner

By:	/s/ Adam Blumenthal
Name:	Adam Blumenthal
Title:	Managing Member

BLUE WOLF CAPITAL ADVISORS IV, L.P.

By: Blue Wolf Capital Advisors IV, LLC, its general partner

By:	/s/ Adam Blumenthal
Name:	Adam Blumenthal
Title:	Managing Member

BLUE WOLF CAPITAL ADVISORS IV, LLC

By:	/s/ Adam Blumenthal
Name:	Adam Blumenthal
Title:	Managing Member

Exhibit A

Form of Joint Stipulation of Dismissal

Exhibit B

Press Release

Exhibit C

Confidentiality Agreement